UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2007
EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33016	68-0629883

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

16701 Greenspoint Park Drive,
Suite 200		77060

Houston, Texas		(Zip Code)

(Address of principal executive offices)
(281) 408-1200
( Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On December 13, 2007, Eagle Rock Energy Partners, L.P. (the “Partnership”) entered into a Credit Agreement (the “Credit Agreement”) with Wachovia Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A., as syndication agent, HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc, and BNP Paribas, as co-documentation agents, and the other lenders who are parties to the Credit Agreement.
     Concurrently with, and conditional upon, the effectiveness of the Credit Agreement, all of the commitments under the Partnership’s existing $600 million Amended and Restated Credit and Guaranty Agreement (the “Prior Credit Agreement”) among the Partnership, as borrower, Goldman Sachs Credit Partners L.P., as administrative agent and the several lenders who are parties to the Prior Credit Agreement were cancelled and terminated. Therefore, entering into the Credit Agreement had the effect of terminating and replacing the facility provided under the Prior Credit Agreement with the facility provided under the Credit Agreement. The terms and conditions of the Credit Agreement and the various covenants of the Credit Agreement described below are similar to and, in certain ways, management believes, more favorable than those of the Prior Credit Agreement. Management and the Board of Directors of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy GP, L.P., which is the general partner of the Partnership, believe that the more favorable terms of the Credit Agreement are more compatible with the Partnership’s long term objectives.
     The credit facility under the Credit Agreement consists of aggregate commitments of $800,000,000. Availability under the credit facility is subject to compliance with a leverage ratio based upon the Partnership’s consolidated funded indebtedness to the Partnership’s consolidated adjusted EBITDA. However, consolidated funded indebtedness and consolidated adjusted EBITDA do not include indebtedness under the credit facility designated by the Partnership as “Borrowing Base Indebtedness” or EBITDA generated by the Borrowing Base properties. As of the closing date and subject to certain fees, the Partnership has the right to designate up to and has initially designated $140,000,000 of loans under the credit facility as “Borrowing Base Indebtedness”. The maximum amount of loans under the credit facility that may be designated as “Borrowing Base Indebtedness” is subject to scheduled semi-annual redeterminations by the lenders under the credit facility (and additional redeterminations at the election of such lenders or the Partnership, and upon the occurrence of certain events including significant borrowing base asset dispositions). Subject to the maximum amount of loans under the facility that may be designated as “Borrowing Base Indebtedness” in effect from time to time, the Partnership must redesignate that portion of loans under the credit facility to be treated as “Borrowing Base Indebtedness” upon each redetermination of the maximum amount that may be designated as such, and upon the delivery of its quarterly consolidated financial statements to the lenders.
     Initial availability under the Credit Agreement based on its current financial covenants will be $724 million. The maximum amount of the credit facility may, at the Partnership’s request and subject to the terms and conditions of the credit facility, be increased up to $1 billion. The initial borrowings under the Credit Agreement will be used to pay in full the previous credit facility under the Prior Credit Agreement. The Credit Agreement is scheduled to expire on December 13, 2012. The Partnership did not initially increase the amount of debt outstanding over what was outstanding under the Prior Credit Agreement.
     In general, interest will accrue on the credit facility at either LIBOR plus a margin ranging from 1.250% to 2.000% or the base rate plus a margin ranging from 0.250% to 1.000%. The credit facility under the Credit Agreement may be prepaid, without any premium or penalty, at any time. The base rate is generally the higher of the federal funds rate plus 0.50% or the prime rate as announced from time to time by the Administrative Agent.
     The obligations under the Credit Agreement are secured by first priority liens on substantially all of the Partnership’s assets, including a pledge of all of the equity interests of each of our subsidiaries.
     The Partnership and its subsidiaries are required to make certain representations and warranties that are customary for credit agreements of this type. The Credit Agreement also contains affirmative and negative covenants that are customary for credit agreements of this type. The covenants in the Credit Agreement include, without limitation, delivery of financial statements and other financial information; notice of defaults and certain other matters; payment of obligations; compliance with laws; maintenance of books and records; permit inspection rights; execution of guaranties by subsidiaries; perfecting security interests in after-acquired property; operation and maintenance of properties; limitations on liens; limitations on investments; limitations on hedging agreements; limitations on indebtedness; limitations on dispositions of properties; limitations on restricted payments, distributions and redemptions; limitations on nature of business, limitations on use of proceeds; limitations on transactions with affiliates; limitations on mergers; limitations on issuances of equity interests; and compliance with financial covenants. The financial covenants prohibit the Partnership from:
•	permitting, as of any fiscal quarter-end commencing with the quarter ending December 31, 2007, the ratio of the Partnership’s Consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarter period ending with such fiscal quarter to Consolidated Interest Expense for such four fiscal quarter period to be less than 2.50 to 1.0;

•	if the Partnership has no unsecured Indebtedness (as described in the Credit Agreement), permitting the Total Leverage Ratio (as defined in the Credit Agreement), at any time, to be greater than 5.00 to 1.00; provided that during a Specified Acquisition Period (as defined in the Credit Agreement), the Total Leverage Ratio shall not exceed 5.25 to 1.00;

•	if the Partnership has unsecured Indebtedness:
•	permitting the Total Leverage Ratio to be greater than 5.25 to 1.00; provided that during a Specified Acquisition Period, the Total Leverage Ratio shall not exceed 5.75 to 1.00.

•	permitting the Senior Secured Leverage Ratio (as defined in the Credit Agreement) to exceed 4.25 to 1.00; provided that during a Specified Acquisition Period, the Senior Secured Leverage Ratio shall not exceed 4.75 to 1.00.
     The credit facility under the Credit Agreement also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due; failure to comply with the affirmative and negative covenants; any material representation or warranty made by the Partnership proving to be false in any material respect; certain bankruptcy, insolvency or receivership events affecting the Partnership or its subsidiaries; defaults relating to other indebtedness; imposition of certain judgments and a change in control of Eagle Rock Energy G&P, LLC, the Partnership’s ultimate general partner.
     The foregoing description of the Credit Agreement is a general description only and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.17 to this Current Report and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
     On December 13, 2007, concurrently with the execution of the Credit Agreement described above in Item 1.01, the Partnership, as borrower, terminated its Prior Credit Agreement also described above in Item 1.01. The credit facility provided under the Prior Credit Agreement was, by its terms, scheduled to expire on August 31, 2011. The Partnership incurred no early termination penalties as a result of such termination. The prevailing purpose of the termination of the Prior Credit Agreement is to obtain more favorable terms and an expansion of its credit availability for the Partnership.
     The information set forth above in Item 1.01 regarding the Prior Credit Agreement is hereby incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above in Item 1.01 regarding the Credit Agreement is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.
     On December 13, 2007, the Partnership issued a press release announcing that it had entered into the Credit Agreement, as described above in Item 1.01, and terminated the Prior Credit Agreement, as described above in Item 1.02. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report.
     In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit are deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.
     (d)Exhibits.

Exhibit No.	Description

10.17
Credit Agreement, dated as of December 13, 2007, among Eagle Rock Energy Partners, L.P., as borrower, Wachovia Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A., as syndication agent, HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc, and BNP Paribas, as co-documentation agents and the lenders party thereto.

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated December 13, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.
	By:	Eagle Rock Energy GP, L.P.,
its general partner

	By:	Eagle Rock Energy G&P, LLC,
its general partner

Date: December 13, 2007	By:	/s/ Joseph A. Mills
Joseph A. Mills
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.17
Credit Agreement, dated as of December 13, 2007, among Eagle Rock Energy Partners, L.P., as borrower, Wachovia Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A., as syndication agent, HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc, and BNP Paribas, as co-documentation Agents and the lenders party thereto.

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated December 13, 2007.